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                                   [LETTERHEAD]

June 30, 1997

Mr. Edward F. Havlik
United Homes, Inc.
2100 Golf Road, Suite 110
Rolling Meadows, IL 60008-4220

Dear Mr. Havlik:

We are pleased to submit this letter of intent which sets forth certain of the terms and conditions on which Miller & Schroeder Financial, Inc. ("M&S") would assist United Homes, Inc. ("United" or the "Company") in obtaining capital for its land development and home building business. Specifically, United has expressed an interest in retaining M&S to assist with the public placement of subordinated debentures in the approximate amount of $6,000,000. Although the final terms of the debenture offering are subject to further discussions between United and M&S, the parties agree that the starting point for such discussions are the terms and conditions on the attached summary of proposed terms.

Specifically, in connection with raising this capital as the managing underwriter, we propose to:

1. provide the Company with advice on the structure, pricing, and timing of the offering;

2. assist the Company and its advisors in preparing the required offering materials including the securities registration and disclosure documents (including a prospectus), an agreement among underwriters, and an underwriting agreement between the Company the underwriting syndicate;

3. distribute the appropriate offering materials to prospective underwriters and invite them to become members of the underwriting syndicate;

4.  direct the distribution of the prospectus to potential investors;

5. assist the Company in preparing for presentations to underwriters and potential investors as well as arranging for such meetings;

6. assist the Company in negotiating final terms and definitive documentation; and

7.  direct the purchase and distribution of the debentures.

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Assuming matters proceed smoothly, we expect these tasks to take approximately 12 to 16 weeks to complete from the date we are engaged.

Our fee for underwriting the units will be 9% plus a 3% non-accountable expense allowance, $25,000 of which is payable in advance upon signing this letter.

We are most excited about the prospect of working with United Homes. In our judgment, the Company's historical earnings and its strong growth prospects make United a very attractive client for Miller and Schroeder Financial. We expect to successfully complete the transaction in a timely and professional manner and look forward to a long and mutually profitable relationship. If you agree that this letter of intent states the essential facts of our agreement, please execute and return one copy to us by July 2, 1997.

Sincerely,

MILLER & SCHROEDER FINANCIAL, INC.

By:  /s/ Illegible
    -------------------------------

Its: Vice President
    -------------------------------


UNITED HOMES, INC.

Agreed and accepted this __ day of ___________, 1997

By:
    -------------------------------

Its:
    -------------------------------

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                            SUMMARY OF PROPOSED TERMS

                                      $6,000,000

                                    THE OFFERING


The Issuer........................United Homes, Inc., an Illinois
                                  corporation, or its successor (the
                                  "Company").

The Managing Underwriter..........Miller & Schroeder Financial, Inc. (the
                                  "Managing Underwriter").

The Offering Securities...........Up to 6,000 Subordinated Debentures, each with a par value of $1,000 for gross
                                  proceeds of $6 million, with a final
                                  maturity approximately seven and one-half
                                  (7.5) years from the date of closing and interest only for the first two (2) years (the "Debentures").

The Trustee.......................The Debentures will be issued pursuant to an indenture between the Company and
                                  American National Bank (the "Trustee").

Type of Offering.................."Best-efforts" public offering registered with the Securities and Exchange Commission.

Use of Proceeds...................The net proceeds of the offering will be used to fund the Company's planned growth.

Rating............................The Debentures will not be rated.

Subordination.....................The Debentures will be junior, subordinate, and subject in right of payment to the
                                  prior payment of all Senior Debt, but will be senior in right of payment to any Debt held by an affiliate or subsidiary of the Company, except as described in the prospectus, whether outstanding at closing or created thereafter. The term "Senior Debt" will be defined to include all Debt of the Company and its consolidated subsidiaries other than Subordinated Debt. "Subordinated Debt" will mean all Debt which contains, or has applicable thereto, subordination provisions. "Indebtedness" will mean all obligations which in accordance with generally accepted accounting principle are classified as liabilities upon a balance sheet. "Debt" will mean the sum of Indebtedness for borrowed money regardless of date due, obligations for rentals under any capitalized leases, and guaranties of the Indebtedness of others.

Interest Payments.................Interest on the Debentures will be paid at an annual rate currently expected to be
                                  between 11.5% and 12.0% beginning on the 15th day of the third full month after the final closing and quarterly thereafter until final maturity (each an "Interest Payment Date").

Principal Payments................Beginning with the eighth (8th) Interest
                                  Payment Date (the "Initial Amortization
                                  Date") and semi-annually thereafter until final maturity (each a "Principal Payment Date"), principal of $83.33 per Debenture, or $500,000 in aggregate, will be due and payable. On the final maturity of the Debentures, all remaining outstanding principal, expected to be $83.33 per Debenture, or $500,000 in aggregate, will be due and payable.

Optional Prepayments..............The Company may pre-pay principal, on a pro-rata basis on whole or in part in
                                  minimum aggregate amounts of $100,000, on any Principal Payment Date as par plus accrued interest plus a premium. If principal is prepaid during the first year after the closing date, a 5% premium will be due. After such date, the premium due will decline at the rate of 1% per year, with no premium due after the fifth anniversary of issuance.

Events of Default.................Without limitation, events of default under the indenture with respect to the
                                  Debentures will include:





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                                  1. failure to pay any interest when due
                                  continued for 15 days thereafter;

                                  2. failure to pay any principal or premium when due;

                                  3. failure to perform any covenant or the breach of any representation or warranty;

                                  4. certain defaults on other financial
                                  obligations of the Company or its
                                  consolidated subsidiaries; and

                                  5. certain events of bankruptcy.


Covenants.........................In general, expected to be consistent with the business objectives of the Company, but in any case may include the following, subject to a cure period, if applicable:

                                  1. negative covenants may include:
                                     a. a restriction on dispositions of
                                        assets and changes in lines of
                                        business;
                                     b. a restriction on permitted
                                        investments;
                                     c. a restriction on mergers,
                                        acquisitions, and consolidations;
                                     d. a restriction on  transactions with
                                        affiliates;

                                  2. financial covenants will relate to:
                                     a. the maintenance of an acceptable
                                        level of net worth;
                                     b. the incurrence of additional debt;
                                     c. the maintenance of adequate coverage
                                        of interest and fixed charges;
                                     d. a restriction on dividends and stock
                                        repurchases;

                                  3. reporting requirements will call for the
                                     delivery of:
                                     a. quarterly financial statements
                                        certified by an officer of the Company;
                                     b. annual financial statements audited
                                        by a nationally-recognized firm of
                                        independent public accountants; and
                                     c. such other reports and compliance
                                        certificates as the Managing
                                        Underwriter may specify.

Conditions Precedent..............Without limitation, conditions precedent to closing will include:

                                  1. Approval of the Managing Underwriter's credit committee;

                                  2. the Managing Underwriter's review of,
                                     and satisfaction with:
                                     a. the Company's historical and
                                        projected financial statements and
                                        business plan;
                                     b. the adequacy of the insurance
                                        policies carried by the Company;
                                     c. the Company's level of compliance
                                        with all applicable federal, state,
                                        and local laws and regulations;
                                     d. the written opinions of counsel as to
                                        the definitive documentation relating
                                        to the Debentures; and

                                  3. the Managing Underwriter's satisfaction
                                     to the effect that:
                                      a. the offer, sale, and purchase of the
                                         Debentures will be in full compliance
                                         with all applicable securities laws
                                         and regulations;
                                      b. any and all approvals required in
                                         connection with the sale of the
                                         Debentures have been obtained and
                                         remain in effect.

Estimated Closing Date............Closing is expected to occur within 12 to
                                  16 weeks after the execution of the Letter
                                  Agreement.

Underwriting Spread...............The Managing Underwriter will purchase
                                  Debentures at a discount of 9% from the
                                  public offering price, the amount of which will provide for compensation for underwriting and distributing the Debentures.

Fees and Expenses.................The Company will pay to the Managing
                                  Underwriter at closing, a non-accountable expense allowance equal to 3% of the par amount of the Debentures sold. The Company will be responsible for its own


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                               customary fees and expenses including its
                               own legal fees, accounting fees, Trustee fees, registration fees, and the first $20,000 of printing fees. In the event that the Managing Underwriter fails to complete the Financing through no fault of the Company nor of any third party not affiliated with the Managing Underwriter, the Managing Underwriter's expense reimbursement will be limited to $75,000. Upon the execution of the Letter Agreement, the Company will deposit $25,000 with the Managing
                               Underwriter as an advance against this
                               expense reimbursement.